Exhibit 99.1

         Astoria Financial Corporation Ordered to Pay Arbitration Award

    LAKE SUCCESS, N.Y., Sept. 2 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF), the holding company for Astoria Federal Savings and Loan Association, announced today that it was notified by the American Arbitration Association that an Award of Arbitration had been made in an arbitration concerning a compensation dispute between Astoria and three former directors of Long Island Bancorp, Inc., ("LIB") which was acquired by Astoria in 1998. None of these former directors of LIB served as directors of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.

    The claimants and Astoria Financial entered into an Arbitration Agreement, dated January 15, 2003, pursuant to which the matter was referred to the American Arbitration Association for resolution. Pursuant to the award, Astoria will incur an after-tax charge of approximately $2.1 million, or approximately $0.03 per diluted share, in the quarter ending September 30, 2004. The award represents a final disposition of the dispute under arbitration.

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.3 billion, is the third largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.



SOURCE  Astoria Financial Corporation
    -0-                             09/02/2004
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/
    /Web site:  http://ir.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU: